Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-47815

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 6, 1998)

                                2,612,806 Shares
                              HRPT Properties Trust
           (formerly known as Health and Retirement Properties Trust)
                      Common Shares of Beneficial Interest
                             ----------------------

         Effective July 1, 1998, the name of Health and Retirement Properties Trust (the "Company") was changed to "HRPT Properties Trust". The Company's trading symbol on the New York Stock Exchange, "HRP", remains unchanged.

         The Prospectus dated May 6, 1998 of the Company is hereby supplemented by amending and restating the section entitled "Selling Shareholders" in its entirety as follows:

                              SELLING SHAREHOLDERS

         The following table sets forth certain information as of May 8, 1998 with respect to the number of Common Shares beneficially owned by each Selling Shareholder prior to the offering and the maximum number of Common Shares being offered hereby. Because the Selling Shareholders may offer all, a portion or none of the Common Shares offered pursuant to this Prospectus, no estimate can be given as to the number of Common Shares that will be held by each Selling Shareholder upon termination of the offering. See "Plan of Distribution." To the extent required, the names of any agent, dealer, broker or underwriter participating in any such sales and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The Common Shares offered by means of this Prospectus may be offered from time to time by the Selling Shareholders named in the following table:

                                                        Number of Common Shares           Maximum Number of
                                                    Beneficially Owned Prior to the      Common Shares Being
Name of Selling Shareholder                                    Offering                        Offered
------------------------------------------------- -----------------------------------  ----------------------

Government Property Investors, Inc.                             294,589                         42,590
("GPI") (1)(2)
The 1818 Fund II, L.P. ("The 1818 Fund")                      1,934,923                      1,934,923
(1)(3)
Other Selling Shareholders (4)                                  635,293                        635,293

(1)  The 1818 Fund and Rosecliff Realty, L.P. ("RRLP"), collectively, own substantially all of the outstanding capital stock of GPI. In addition, pursuant to GPI's Plan of Liquidation,  designees of The 1818 Fund and
     RRLP are the  liquidators  of GPI. As a result,  in addition to the Common  Shares owned by The 1818 Fund directly, The 1818 Fund may be deemed to have joint voting and investment power with RRLP with respect to the Common Shares owned by GPI.

(2)  RRLP is a Delaware limited  partnership  controlled by its general partner,  Rosecliff-GovProp  Holdings,
     Inc., which is 100% owned by Peter T. Joseph.  Accordingly,  Mr. Joseph may be deemed to beneficially own the Common Shares beneficially owned by RRLP.

(3)  The 1818 Fund is a Delaware  limited  partnership.  The general and managing  partner of The 1818 Fund is
     Brown Brothers Harriman & Co., a New York partnership, which has designated its partners T. Michael Long and Lawrence C. Tucker as the sole and  exclusive  partners  having voting power and investment power with respect to the Common Shares that are held by The 1818 Fund.

(4)  These Selling  Shareholders  are direct or indirect  shareholders of GPI who received their Common Shares from GPI.

         In addition to the foregoing, the term "Selling Shareholder" may include pledgees and transferees (including by reason of transfer of gifts or distributions) of other Selling Shareholders. A Selling Shareholder may from time to time pledge all or a part of the Common Shares held by such Selling Shareholder to one or more banks, brokerage houses or other lenders as collateral for loans to such Selling Shareholder.

         The  Prospectus  dated May 6,  1998 of the  Company  is hereby  further
supplemented   by  amending  and  restating  the  section   entitled   "Plan  of
Distribution" in its entirety as follows:

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have provided the Company with the following information concerning the reoffer and resale of the Offered Shares. Sales of the Offered Shares by the Selling Shareholders may be made from time to time in one or more transactions, including block transactions, on the NYSE or any other exchange or quotation system on which the Offered Shares may be listed or quoted pursuant to and in accordance with the applicable rules of the exchanges, or in the over the counter market, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Offered Shares may be offered directly, to or through agents designated from time to time, or to or through brokers or dealers, or through any combination of these methods of sale. Such agents, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Offered Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange may be engaged to act as an agent in the sale of Offered Shares by the Selling Shareholders.

         GPI, one of the Selling Shareholders, has advised the Company that, as of May 7, 1998, it effected a partial distribution of its Offered Shares to its stockholders. See "Selling Shareholders." GPI may, from time to time, distribute all or additional portions of its Offered Shares to its stockholders. At the time such a distribution is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the names and beneficial ownership of Common Shares of such GPI stockholders receiving Offered Shares as new Selling Shareholders hereunder.

         A Selling Shareholder may from time to time pledge all or a part of the Common Shares held by such Selling Shareholder to one or more banks, brokerage houses or other lenders as collateral for loans to such Selling Shareholder. In the event of a default by a Selling Shareholder on a loan which is secured by the pledge of Common Shares, the lender may sell, or cause the Selling Shareholder to sell on the lender's behalf, the pledged Common Shares pursuant to the registration statement of which this Prospectus forms a part through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the lender, the Selling Shareholder and/or the purchasers of Common Shares for whom they may act as agent.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the Offered Shares may be deemed to be underwriters, and any profit on the sale of such Offered Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular underwritten offer of Offered Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate amount of Offered Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Company and the Selling Shareholders entered into the Registration Rights Agreement, pursuant to which the Company agreed to register the Offered Shares held by the Selling Shareholders and maintain an effective registration statement for a period of time after the registration statement is declared effective by the Commission. The Offered Shares registered hereunder are being registered pursuant to the Registration Rights Agreement. The Company agreed in the Registration Rights Agreement to bear all expenses incurred by it in connection with the reoffering and resale of the Offered Shares, excluding any fees and disbursements of underwriters, brokers or dealers, underwriting discounts and commissions, broker or dealer discounts, concessions or commissions and certain expenses of the Selling Shareholders. Under the Registration Rights Agreement, the Selling Shareholders will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act, and the Company will be indemnified by the Selling Shareholders against certain other civil liabilities, including liabilities under the Securities Act.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

             The date of this Prospectus Supplement is July 1, 1998.

                                       S-3